Exhibit (n)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock Strategic Dividend Achievers™ Trust (Securities Act Registration No. 333-112166) on Form N-2 of our report dated March 25, 2004, relating to the financial statements of BlackRock Strategic Dividend Achievers™ Trust for the period from January 22, 2004 (date of inception) to March 10, 2004, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 25, 2004